Exhibit 10.22

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.

Differentiation
Execution Version

FIRST AMENDMENT TO LICENSE AGREEMENT

This First Amendment to License Agreement (the “First Amendment”) is made and effective as of March 23,2021 (the “First Amendment Effective Date”) between Century Therapeutics, Inc. (f/k/a Century Therapeutics, LLC), a Delaware corporation (“Century”) having a principal place of business at 3675 Market Street, Philadelphia, PA 19104 USA, and FUJIFILM Cellular Dynamics Inc., a Wisconsin corporation (“CDI”) having an address at 525 Science Drive, Madison, WI 53711 USA, and amends the License Agreement entered into between Century Therapeutics, Inc. (“Century Inc.”) and CDI signed as of September 18,2018 (the “License Agreement”). All capitalized terms used but not otherwise defined herein shall have the meaning set forth in the License Agreement.

RECITALS

WHEREAS, on September 18, 2018, Century Inc. and CDI entered into the License Agreement;

WHEREAS, pursuant to the License Agreement, CDI granted Century Inc. an exclusive license under the Licensed Technology to Exploit the Licensed Products within the Field in the Territory;

WHEREAS, pursuant to the Common Stock Purchase Agreement dated as of September 13, 2018, Century Inc. issued CDI 7,500,000 shares of Common Stock of Century Inc., in satisfaction of Section 4.1 of the License Agreement;

WHEREAS, Century Inc. has assigned all of its rights and obligations under the License Agreement to Century;

WHEREAS, subject to the terms of the Supply Agreement, CDI desires to allow Century to practice the Licensed Technology for the differentiation and manufacture of Licensed Products;

WHEREAS, in consideration of the rights granted to Century pursuant to this First Amendment, Century desires to grant to CDI the option to license certain Know-How and Improvements, on the terms and subject to the conditions set forth in this First Amendment; and

WHEREAS, pursuant to, and in accordance with, Section 10.6 of the License Agreement, Century and CDI desire that the License Agreement be amended as set forth herein.

THEREFORE, in consideration of the mutual covenants and conditions set forth in this First Amendment, it is agreed as follows:

1.	Amendments to the License Agreement.

1.1.         Section 1.17 of the License Agreement shall be amended and restated as follows:

““Exploit” or “Exploitation” means, with respect to a particular Licensed Product, to make, have made, use, have used, manufacture, have manufactured, sell, have sold, offer for sale, have offered for sale, import, have imported, export and have exported, including to research, develop, commercialize or otherwise exploit such Licensed Product.”

1.2.         Section 1.29 of the License Agreement shall be amended and restated as follows:

““Licensed Know-How” means all Know-How that is Owned or Controlled by CDI as of the Effective Date or during the Term that is reasonably necessary to Exploit a Licensed Product, including, without limitation, any Know-How set forth on Exhibit A. For clarity, Licensed Know-How shall not include any Know-How related to the reprogramming of human somatic cells to iPSCs, and Century’s rights in such Know-How, if any, are as set forth in the Reprogramming License.”

1.3.         Section 1.31 of the License Agreement shall be amended and restated as follows:

““Licensed Product” means cancer immunotherapy products (for the treatment of cancer in humans) consisting of cells that are or are modifications of T cells, NK cells, dendritic cells, and macrophages derived from human iPSC (including TiPSC). For the sake of clarity, such “modifications” exclude materials or substances extracted, isolated from, or secreted by, such modified or unmodified cells.”

1.4.         Section 1.32 of the License Agreement shall be amended and restated as follows:

““Licensed Technology” means Licensed Patent Rights and Licensed Know-How. For clarity, Licensed Technology includes Improvements of the Century Licensed Technology Owned or Controlled by CDI.”

1.5.         Section 1.33 of the License Agreement shall be amended and restated as follows:

““Reserved.”

1.6.         Section 1.43 of the License Agreement shall be amended and restated as follows:

““Regulatory Documentation” shall mean all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, relating to the Licensed Products and all data contained in any of the foregoing, including all INDs, Regulatory Approvals, regulatory drug lists, advertising and promotion documents, manufacturing data, drug master files, clinical data, adverse event files and complaint files, but excluding all FCDI Regulatory Documentation.”

1.7.         Section 1.48 of the License Agreement shall be amended and restated as follows:

““Supply Agreement” has the meaning set forth in Section 3.7.”

1.8.         After giving effect to the amendments contemplated in Sections 1.1, 1.2, 1.3, 1.4, 1.5 and 1.6 above, Article 1 of the License Agreement shall be amended to add the following definitions, in appropriate alphabetical and numerical order, and the section numbers of Article 1 of the License Agreement and all cross references thereto in the License Agreement are hereby updated to reflect the addition of such defined terms:

““Century Manufacturing Technology” means any Know-How and other inventions, improvements, discoveries or developments, whether or not patentable, Owned or Controlled by Century that are conceived of, reduced to practice, discovered, tested or developed by or on behalf of Licensee in connection with Licensee’s exercise of its rights under the License Agreement or Collaboration Agreement, in each case to the extent related to manufacturing, analytical development and/or process development. For purposes of clarity, “Century Manufacturing Technology” does not include technologies of gene editing, targets and binders and switches but does include, without limitation, any and all of the following:

(i) strategies, criteria or methods for analytical test development and quality control test development for drug substances and/or drug products including, without limitation: determination of the respective tests that are required for intermediates, release and characterization; the development of the appropriate tests; and stability studies and shelf life determination; (ii) criteria and/or methods for cell expansion and scale up process; methods for, and results from, a suite of in vitro and in vivo assays that test cell performance and function; and evaluation analysis of such results; (iii) criteria, methods or processes relating to any of the following: closed unit operations (example: closed continuous or batch centrifugation); scale up of cell expansion and cell harvest steps; process choreography, i.e., the optimal order of combining streams, transferring streams, sampling and measuring intermediates, and defining hold times; identification of standard, or design of custom-made, product-contact containers for combining streams, transferring streams, and sampling; cell cryopreservation; drug product vial filling and visual inspection at large scale; and shipping and clinical handling and administration of cryopreserved products; and (iv)pre-IND regulatory and Chemistry CMC strategies, interactions (meetings and briefing books), and composition of an IND-enabling technical package supporting development of an immunotherapy for cancer (where “IND” means an investigational new drug application with the FDA, or the equivalent application in any foreign jurisdiction filed with another Regulatory Authority).”

““Collaboration Agreement” means the Master Collaboration Agreement dated as of October 21, 2019 between Century and CDI, as amended by Amendment No. 1 to Master Collaboration Agreement dated as of July 17, 2020, and by Amendment No. 2 to Master Collaboration Agreement dated as of the First Amendment Effective Date.”

““FCDI Regulatory Documentation” shall mean (i) all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals, if any), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, in each case to the extent relating to any of the following (and not also to any Licensed Product): (a) any Reprogrammed iPS Cells (including TiPSCs) manufactured by CDI, (b) the manufacture by CDI of any such Reprogrammed iPS Cells (wherein such manufacture includes all activities performed by or on behalf CDI through (inclusive of) cryopreservation of such Reprogrammed iPS Cells) and/or (c) the reprogramming plasmids used by CDI in any such manufacture and (ii) all data contained in any of the foregoing in clause (i), including all INDs, Regulatory Approvals, regulatory drug lists, advertising and promotion documents, manufacturing data, drug master files, clinical data, adverse event files and complaint files; and in each case of (i) and (ii), to the extent owned and controlled by CDI.”

1.9.         Section 2.1 of the License Agreement shall be amended and restated as follows:

“2.1 License Grants to Century. Subject to the terms and conditions of this Agreement, CDI hereby grants to Century the following licenses:

(a)       an exclusive, non-transferable (except in accordance with Section 10.3), fully paid-up, sublicensable (with the ability to sublicense through multiple tiers) license under the Licensed Technology to Exploit the Licensed Products within the Field in the Territory. Notwithstanding any term or implication herein to the contrary and for the sake of clarity, the foregoing license excludes any license or right under the Licensed Patent Rights (i) to manufacture, have manufactured, sell, have sold, offer for sale or have offered for sale any product or service to any third party in furtherance of any research or development of a Licensed Product other than a Licensed Product that that is being researched, developed or commercialized by or on behalf of Century or its Affiliates or Sublicensees, or (ii) to grant any sublicense to any Third Party to manufacture, have manufactured, sell, have sold, offer for sale or have offered for sale any product or service to any other Third Party in furtherance of any research or development of a product other than a Licensed Product that that is being researched, developed or commercialized by or on behalf of Century or its Affiliates or Sublicensees; and

(b)       an exclusive, non-transferable (except in accordance with Section 10.3), fully paid-up, license and right of reference, with the right to grant sublicenses through multiple tiers and further rights of reference, under any Regulatory Documentation Owned and Controlled by CDI and any master file included in the FCDI Regulatory Documentation at any time during the Term so long as CDI Owns or Controls such Regulatory Documentation, to Exploit the Licensed Products within the Field in the Territory.”

1.10.        Section 2.2(c) of the License Agreement shall be amended and restated as follows:

“(c) a fully paid-up, non-exclusive, non-transferable (except in accordance with Section 10.3), sublicensable (with the ability to sublicense through multiple tiers) worldwide license under the Century Licensed Technology and Century Manufacturing Technology to manufacture the Licensed Products in the Field; and”

1.11.        After giving effect to the amendment in Section 1.9 above, Section 2.2 of the License Agreement shall be amended to include a new paragraph (d) which provides:

“(d) a fully paid-up, non-exclusive, non-transferable (except in accordance with Section 10.3), sublicensable (with the ability to sublicense through multiple tiers) worldwide license under the Century Manufacturing Technology for manufacturing and process development activities outside of the Field for cells other than human iPSC (including TiPSC)-derived T cells, NK cells, macrophages and dendritic cells; [***].”

1.12.       Section 2.5(c) of the License Agreement shall be amended and restated as follows:

“(c) Century shall use commercially reasonable efforts to include in any sublicense by Century or any Affiliate of Century to a Third Party (or any further sublicenses by the applicable Sublicensee) of any rights granted by CDI under Section 2.1 that the Sublicensee will grant to Century licenses to any Sublicensee Technology and licenses and rights of reference under any Regulatory Documentation on terms that are substantially similar to the licenses granted by CDI to Century in Section 2.1 (but with respect to outside the Territory) (replacing all references to the “Territory” under Section 2.1 with “outside the Territory”), which license must be fully sublicensable to CDI (through multiple tiers) pursuant to the terms and conditions of this Agreement. In such event, such Sublicensee Technology will be deemed Century Licensed Technology or Century Manufacturing Technology, as applicable, hereunder and included within the licenses granted to CDI hereunder. Notwithstanding any provision to the contrary, in the event Century obtains from the Sublicensee (a) licenses to any and all Sublicensee Technology and (b) licenses and rights of reference under any Regulatory Documentation Owned or Controlled by Sublicensees (and its Affiliates), to Exploit the Licensed Products in the Field, Century shall ensure to make such licenses and rights sublicensable to CDI (through multiple tiers) to in the case of Century Licensed Technology, Exploit the Licensed Products in the Field outside the Territory.”

1.13.       Section 2.5(d) of the License Agreement shall be amended and restated as follows:

(d)       CDI shall use commercially reasonable efforts to include in any sublicense by CDI to a Third Party (or any further sublicenses by the applicable Sublicensee) of any rights granted by Century under Section 2.2 that the Sublicensee will grant to CDI licenses to any Sublicensee Technology and licenses and rights of reference under any Regulatory Documentation and any master file included in the FCDI Regulatory Documentation on terms that are substantially similar to the licenses granted by Century to CDI in Section 2.2 (but with respect to the Territory) (replacing all references to the “outside the Territory” with “Territory”), which license must be fully sublicensable to Century (through multiple tiers) pursuant to the terms and conditions of this Agreement. In such event, such Sublicensee Technology will be deemed Licensed Technology hereunder and included within the licenses granted to Century hereunder. Notwithstanding any provision to the contrary, in the event CDI will obtain from the Sublicensee (a) licenses to any and all Sublicensee Technology and (b) licenses and rights of reference under any Regulatory Documentation Owned or Controlled by Sublicensees (and its Affiliates), to Exploit the Licensed Products in the Field, CDI shall ensure to make such licenses and rights sublicensable to Century (through multiple tiers) to Exploit the Licensed Products in the Field in the Territory.”

1.14.       Section 2.5(e) of the License Agreement shall be amended and restated as follows:

“(e) For purposes of Sections 2.5(c) and 2.5(d), “Sublicensee Technology” means any and all Know-How and Patent Rights that such Sublicensee (and its Affiliates) controls by way of developing, generating, or inventing during the term of the applicable sublicense agreement in the course of activities for the Exploitation of the Licensed Products or otherwise in the exercise of the sublicensed rights thereunder and that are necessary or useful for (i) the Exploitation of the Licensed Products in the Field or (ii) manufacturing and process development activities outside of the Field for cells other than human iPSC (including TiPSC)-derived T cells, NK cells, macrophages and dendritic cells.”

1.15.       Section 2.7 of the License Agreement shall be amended and restated as follows:

“2.7 Regulatory Related Matters.

“(a) Technical Support. Each Party shall, or shall cause its Affiliates to, use commercially reasonable efforts to provide the other Party (including such other Party’s Affiliates) with the necessary technical support and transfer of Century Know How or Licensed Know-How or Regulatory Documentation where necessary to allow such Party to Exploit the Licensed Products in the Field in its respective territory pursuant to this Agreement, and in accordance with this Section 2.7. Further, CDI expressly agrees that Century shall have the right to reference any drug master files and all equivalents, and related proprietary dossiers, in any country or jurisdiction, as required by a Regulatory Authority maintained, or that at any time during the Term become maintained, by CDI in the ordinary course of business relating to the Licensed Technology insofar as such information is necessary in connection with obtaining any Regulatory Approval for Licensed Products in the Field in the Territory. Century expressly agrees that CDI shall have the right to reference any drug master files and all equivalents, and related proprietary dossiers, in any country or jurisdiction, as required by a Regulatory Authority maintained, or that at any time during the Term become maintained, by Century and its Affiliates and their respective Sublicensees in the ordinary course of business relating to the Century Licensed Technology insofar as such information is necessary in connection with obtaining any Regulatory Approval for Licensed Products in the Field outside the Territory.

(b)       Other Regulatory Matters. The provisions of Section 8 of the Quality Agreement and Section 2.0 of the Table set forth in the Quality Agreement shall apply to this Agreement, mutatis mutandis. To the extent the Quality Agreement expires or is terminated prior to the expiration or earlier termination of this Agreement, such provisions of the Quality Agreement will survive such expiration or termination for purposes of this Section 2.7, and be incorporated herein by reference.”

1.16.       Article 2 of the License Agreement shall be amended to include a new Section 2.10 which provides:

“2.10 Tech Transfer of Century Manufacturing Technology. After the First Amendment Effective Date and during the Term, Century will use commercially reasonable efforts to disclose to CDI Century Manufacturing Technology in existence on the First Amendment Effective Date, including, but not limited to, by providing access to and information transfer of Century Manufacturing Technology and providing copies or samples of relevant documentation, materials, and other embodiments of such Century Manufacturing Technology, in the ordinary course of business and as hereinafter provided in this Section 2.10. After the First Amendment Effective Date but not later than on the [***] anniversary of the First Amendment Effective Date, the Parties will establish a plan for the initial disclosure by Century of Century Manufacturing Technology in existence on the First Amendment Effective Date to CDI. The JSC will oversee and facilitate Century’s performance of such disclosure. In addition, during the Term, upon the request by CDI, but not more than twice per Calendar Year, Century will promptly disclose to CDI any new Century Manufacturing Technology developed, Owned or Controlled by Century and provide copies or samples of relevant documentation, materials, and other embodiments of such Century Manufacturing Technology.”

1.17.       Section 3.7 of the License Agreement shall be amended and restated as follows:

“3.7 Manufacture. Effective as of the First Amendment Effective Date, the Parties are entering into a manufacturing and supply agreement under which CDI or its Affiliate will manufacture and supply human iPSC (including TiPSC) and CDI and/or its Affiliates or contractors would manufacture and supply certain Licensed Products, in each case, to Century for itself and its Affiliates and Sublicensees (as the same may be amended from time to time, the “Supply Agreement”) and as of June 29, 2020, entered into a quality agreement which provides the responsibilities of Century and CDI or its Affiliates for quality assurance of human iPSC (including TiPSC) and such Licensed Products (as the same may be amended from time to time, the “Quality Agreement”). Except as set forth in the Supply Agreement, Century shall have the sole discretion whether to manufacture and supply iPSC (including TiPSC) or Licensed Products itself or through its Affiliates or to use CDI or a Third Party, other than any manufacturer set forth on Schedule 3.7 (such Third Party, a “Century CMO”) for such manufacture and supply.”

1.18.       Section 9.6 of the License Agreement shall be amended and restated as follows:

“9.6 Termination for Convenience. Century may terminate this Agreement, at any time and for any reason or no reason, in its entirety or on an indication- by-indication basis, a Licensed Product- by-Licensed Product basis (to exclude such product from the Field) or country- by-country basis (to eliminate such country from the Territory), by providing ninety (90) days’ prior written notice to CDI. The termination shall become effective at the end of the ninety (90) day period. The indication in respect of which Century terminates this Agreement is referred to herein as the “Abandoned Indication.”

1.19.       The License Agreement shall be amended such that each reference to Schedule 3.7(a) are replaced as references to Schedule 3.7.

2.             Notice. Pursuant to, and in accordance with Section 10.2 of the License Agreement, as of the First Amendment Effective Date, Century’s contact information is as follows:

If to Century:

Century Therapeutics, Inc.

3675 Market Street

Philadelphia, PA 19104

Attention: Chief Executive Officer

Email: lalo@centurytx.com

With a copy to:

Troutman Pepper Hamilton Sanders LLP

3000 Two Logan Square

Philadelphia, PA 19103

Attention: Rachael M. Bushey, Esq.

Email: rachael.bushey@troutman.com

3.	Miscellaneous.

3.1.         Effect of this First Amendment. This First Amendment amends the terms of the License Agreement and is deemed incorporated into, and governed by all other terms of, the License Agreement. To the extent that the License Agreement is explicitly amended by this First Amendment, the terms of this First Amendment will control where the terms of the License Agreement are contrary to or conflict with the terms of this First Amendment. All other terms and conditions of the License Agreement not explicitly amended by this First Amendment shall remain in full force and effect. The License Agreement shall, together with this First Amendment, be read and construed as a single instrument.

3.2.         Counterparts. This First Amendment may be signed in any number of counterparts, including facsimile copies thereof or electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the First Amendment Effective Date.

CENTURY THERAPEUTICS, INC.

By:	/s/ Osvaldo Flores
Name: Osvaldo Flores, Ph.D.
Title: President and Chief Executive Officer

FUJIFILM CELLULAR DYNAMICS INC.

By:	/s/ Takeshi Yamamoto
Name: Takeshi Yamamoto
Title: President and Chief Executive Officer

[Signature page to First Amendment to License Agreement]